Exhibit 10.14
AMENDED AND RESTATED
FUEL NETWORK AFFILIATION AGREEMENT
by and between
SIMONS PETROLEUM, INC.
and
TA OPERATING CORPORATION
[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

AMENDED AND RESTATED
FUEL NETWORK AFFILIATION AGREEMENT
     This Amended and Restated Fuel Network Affiliation Agreement (this “Agreement”) is entered into as of this 30th day of September, 2005 by and between Simons Petroleum, Inc., an Oklahoma corporation, with its principal place of business at 1120 N.W. 63rd, Suite 300, Oklahoma City, Oklahoma 73116 (“Supplier”), and TA Operating Corporation, a Delaware corporation, with its principal place of business at 24601 Center Ridge Road, Suite 200, Westlake, Ohio 44145 (“Retailer”).
     WHEREAS, Retailer operates a number of truckstop locations specializing in the sale of fuel and related items; and
     WHEREAS, Supplier sells fuel and related services to truckstop customers pursuant to the Fuel Supply Plan (see definition below); and
     WHEREAS, Retailer and Supplier are parties to that certain Fuel Network Affiliation Agreement dated December 28, 1994, as amended by the First Addendum to Fuel Network Affiliation Agreement effective January 1, 1998, and the Second Addendum to Fuel Network Affiliation Agreement executed January 16, 2004 (collectively, the “Existing Agreement”) and desire to amend and supplement various terms and provisions of the Existing Agreement;
     NOW, THEREFORE, in consideration of the foregoing premises and the agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto amend and restate the Existing Agreement in its entirety and agree as follows:
     1. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below.
     “Acquired Party” means (i) Retailer or its successor in the event of a Change of Control of Retailer or Retailer Parent, or (ii) Supplier or its successor in the event of a Change of Control of Supplier or Supplier Parent.
     “Base Customers” means the Pathway Network Customers listed in the separate Schedule of Pathway Network Customers as of May 31, 2005 delivered to Retailer at the time of signing this Agreement.
     “Base Gallons” means [*].
     “Base Gallons Sold” means the gallon sales of Pathway Network Fuel to Base Customers and Other Pathway Customers in a given month.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

     “Base Incremental Gallons Sold” means the amount of gallon sales of Pathway Network Fuel to Base Customers and Other Pathway Customers in excess of Base Gallons in a given month.
     “Beginning Weighted Average Retailer Fees” means [*].
     “Beneficial Ownership” of securities or similar words or phrases will have the meaning and interpretation used in Rule 13d-3 promulgated under the Exchange Act.
     “Cancellation Event” means the occurrence of a Change of Control of Supplier, Retailer, Supplier Parent or Retailer Parent, excluding any Termination Event.
     “Carrier Failure Rate” means the percentage (carried to two decimal places) of scheduled deliveries of fuel to Retailer Operated locations which are not delivered as scheduled, determined on a quarterly basis The initial Carrier Failure Rate to be used is [*]. A new Carrier Failure Rate shall be determined within ten (10) days after the end of each calendar quarter based on Retailer’s records of the previous three Supply Periods. The new Carrier Failure Rate shall be calculated based on the actual average number of scheduled deliveries that were not delivered as a result of carrier failure (excluding local or regional supply outages), adjusted for any non-recurring, unusual situations (e.g., a carrier with unusually high failure rate that has been replaced). The new Carrier Failure Rate will be established by the mutual agreement of Retailer and Supplier acting in good faith.
     “Change of Control” means: (i) any sale, merger, consolidation, share exchange, business combination, equity issuance or other transaction or series of related transactions, specifically excluding public offerings, which result in the equityholders immediately prior to the transaction(s) beneficially owning collectively less than 50% of the voting control immediately following the transaction(s); or (ii) in the case of Supplier or Retailer only, any sale, lease, exchange, transfer or other disposition of substantially all of the assets (whether actually owned by Supplier or Retailer or by an affiliate or affiliates thereof, as applicable, and taken as a whole) used or required by Supplier or Retailer to perform its obligations under this Agreement, in a single transaction or series of transactions, but excluding sales in the ordinary course of business, sale/leaseback transactions and Corporate Restructuring Transactions, or (iii) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (excluding any beneficial owners immediately prior to the initial public offering) either in connection with an initial public offering or within six months after such initial public offering, becomes the beneficial owner of 20% or more of the combined voting power of the person in question with the ability to elect a majority of the board of directors or other governing body of such entity.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

     “Competitor Conversion Customers” means a customer who has purchased at least [*] gallons of fuel from Supplier at Retailer Operated locations for each of the last three months prior to the effective date of the purchase or merger transaction between Retailer and a Key Competitor.
     “Control” shall mean the beneficial ownership of more than 50% of the voting securities of such entity and the ability to elect a majority of the board of directors or equivalent governing body of such entity.
     “Conversion Incremental Gallons Sold” means [*].
     “Corporate Restructuring Transactions” means any reorganization, merger, share exchange, consolidation, sale, lease, exchange, transfer or disposition of assets provided that the individuals and entities who were the beneficial owners of the outstanding voting securities of the entity in question continue to own substantially all of the outstanding voting securities of the resulting entity, or, in the case of a sale, lease, exchange, transfer or other disposition of assets, the entity acquiring such assets is and remains under Control by or common Control with such person.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Franchise Affiliate” means a person or entity with whom Retailer or an affiliate of Retailer has a contractual relationship under a franchise agreement for, among other things, that person or entity to market diesel fuel at truckstop locations under Retailer’s trade name.
     “Franchisee Volume” means the total monthly gallons of fuel physically delivered by Supplier to all Retailer Owned Franchisee Operated Locations for sale to Pathway Network Customers.
     “Fuel Cost” will be calculated on a transaction by transaction basis as [*].
     “Fuel Supply Plan” means a system developed and owned by Supplier, the characteristics of which include, without limitation, Supplier’s fuel risk management programs, and the Pathway network standards and specifications currently in place and which may be changed, improved and further developed by Supplier, but only in accordance with Section 5 hereof, from time to time.
     “Incremental Volume Fee” has the meaning set forth in Section 11(h).
     “Market” means that geographic area: (1) within [*] of any Retailer Operated location [*] or; (2) within [*] of any Retailer Operated location that is situated [*]. Notwithstanding the definition of Market, Supplier and Retailer agree that there may be circumstances

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

where a significant market cannot be served without Supplier receiving a waiver from Retailer granting approval for a specific site. Retailer agrees to consider and act on any such request for a waiver in good faith.
     “Monthly Weighted Average Retailer Fee” means a per gallon amount calculated on a monthly basis as [*].
     “Negotiated Customer Price” means the actual day-to-day fuel price payable by a customer regardless of the nature of such day-to-day pricing structure being offered to that customer, but specifically excluding hedging or other risk management adjustments applicable to the customer.
     “New Business” means any customer of Supplier which is brought into the Pathway program to a Retailer Operated location and who does not otherwise qualify as Retailer Conversion Gallons.
     “Notice to Cure” means a writing sent by one party to the other setting forth in detail an Event of Default by the receiving party and commencing the thirty (30) day period to cure the default.
     “Old Business” means those customers who are and have been doing business in the Pathway Network prior to Retailer entering that specific Market.
     “OPIS” means the Oil Price Information Service or any successors, assigns or substitute organization which continue to publish or disseminate the data in question or such other service as the parties agree to use.
     “Other Pathway Customers” means Pathway Network Customers other than Base Customers and Retailer Conversion Customers.
     “Pathway” means a service provided by Supplier whereby customers have direct access to Supplier’s fuel, fuel risk management programs and fuel transactions reporting information at over-the-road truckstop locations that may or may not be owned and/or operated by Supplier.
     “Pathway Key Customers” has the meaning set forth in Section 6(d).
     “Pathway Network” means the collection of truckstop sites that have affiliated with Supplier under the Pathway program.
     “Pathway Network Customer” means a customer of Supplier who purchases fuel through the Pathway program.
     “Pathway Network Fuel” means all fuel gallons (including fuel gallons for refrigerator units) sold at a Retailer Operated location to a Pathway Network Customer, as recorded by Supplier and verified by Retailer, for the applicable period.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

     “Pathway Supplied Gallons” means all gallons of diesel fuel supplied to Retailer Operated locations by Supplier.
     “Pathway Supplied Gallons Target” means the calculated number of gallons Supplier should ratably deliver (over a seven day week basis as necessary on a location by location basis) in a given monthly period determined on a location-by-location basis based upon the prior month’s Pathway sales volumes, as adjusted pursuant to Section 12(b), below.
     “Retailer Conversion Customer” means [*].
     “Retailer Conversion Gallons” means [*].
     “Retailer Conversion Gallons Sold” means [*].
     “Retailer Fees” means an amount calculated on a transaction by transaction basis [*]. Retailer Fees shall be calculated for each transaction as of the time of such transaction.
     “Retailer Fee Split Gallons” means [*].
     “Retailer Key Customers” has the meaning set forth in Section 6(d).
     “Retailer Operated” means any of Retailer’s truckstop locations that Retailer operates and that are part of the Pathway Network.
     “Retailer Owned Franchisee Operated Locations” means truckstop locations that Retailer owns or leases which are operated by a Franchise Affiliate and are part of the Pathway Network.
     “Retailer Parent” means TravelCenters of America, Inc., a Delaware corporation, and such other person that directly or indirectly, beneficially owns or controls fifty percent (50%) or more of Retailer other than Oak Hill Capital Partners, L.P.
     “Six Month Weighted Average Retailer Fee” means a per gallon amount calculated each month on the following basis as [*].
     “Supplier Conversion Customer” means [*].
     “Supplier Conversion Gallons” means [*].
     “Supplier Conversion Gallons Sold” means [*].
     “Supplier Parent” means, Simons Petroleum, Inc., a Texas corporation, SPI Petroleum LLC, a Delaware limited liability company and such other person that directly or indirectly, beneficially owns or controls fifty percent (50%) or more of Supplier, other than NCA Energy, Inc., Waud Capital Partners, L.P. or RBCP Energy Fund Investments, LP.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

     “TA Competitor” means [*] and any similar chain of national or regional “truck stops” or “travel centers” as such terms are generally understood in the trucking industry, including successors to any of the foregoing. For purposes of the foregoing, “regional” shall mean operating or franchising twenty five (25) or more travel centers or truck stop locations principally on or adjacent to the interstate highways. For purposes of this Agreement, “TA Competitor” shall also include any person or entity that is controlled by or under common control with a TA Competitor.
     “TA Proprietary Information” means confidential and proprietary information provided by Retailer to Supplier including, without limitation with respect to Retailer’s customers, pricing formula, pricing methodology, vendors, fuel purchase programs and terms, fuel delivery programs, strategy, development plans, fuel volumes, marketing programs, methods of operations, contracts, and financial information (including without limitation, administrative expenses, overhead and revenues and income). TA Proprietary Information does not include information which (i) is or becomes generally available to the public other than as a result of a breach of this Agreement; (ii) becomes available on a nonconfidential basis from a source, other than Retailer, under circumstances that a reasonable person would believe after due inquiry that the source is not bound by any agreement of confidentiality, or (iii) was known on a nonconfidential basis prior to disclosure by Retailer.
     “Termination Event” means the occurrence of a Change of Control of Supplier or Supplier Parent where (i) fifty percent (50%) or more of the voting control of Supplier or Supplier Parent is acquired, directly or indirectly, by a TA Competitor, or (ii) the entity which acquires all or substantially all of the assets of Supplier is a TA Competitor or fifty percent (50%) or more of such entity’s voting control is owned, directly or indirectly, by a TA Competitor.
     “Transaction Fees” means the fees charged to Retailer on a per gallon or per transaction basis by data collection and card-processing services, such as Trendar® services provided by Comdata Corporation, attributable to the sales of Pathway Network Fuel.
     2. Affiliation.
          (a) Except as expressly provided otherwise herein, Supplier hereby agrees to deliver and sell fuel to Retailer and to purchase fuel from Retailer associated with Supplier’s Pathway Network Customers pursuant to this Agreement and otherwise affiliate with Retailer pursuant to all of the provisions of this Agreement for all Retailer Operated locations and Retailer hereby agrees to accept and purchase fuel from Supplier and to sell fuel to Supplier associated with Supplier’s customers at all of its Retailer Operated locations pursuant to this Agreement and otherwise affiliate with Supplier pursuant to all of the provisions of this Agreement.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

          (b) Within ninety (90) days after the date of this Agreement, Retailer will designate participation in Pathway as a “Core Program” for its current and future Franchise Affiliates, where permitted by applicable law. Participation by each Franchise Affiliate shall be subject to the Franchise Affiliate entering into a separate agreement with Supplier setting forth the terms of such Franchise Affiliate’s participation acceptable to Supplier, which agreement will provide the Franchise Affiliate the right to approve any customer deals involving retailer fees for the Franchise Affiliate less than [*] per gallon. Retailer and Supplier recognize the importance to the Pathway Fuel Supply Plan for every location identified with Retailer’s trademarks to be part of the Pathway Network. In this regard, Retailer and Supplier agree to use their respective best efforts (but which will not include any reduction of fees or economic incentives) to cause each and every Franchise Affiliate to become a part of the Pathway Network and enter into a separate agreement with Supplier. Retailer and Supplier will cooperate and coordinate any presentations, meetings and discussions reasonably requested by Supplier or Retailer with any Franchise Affiliate relating to such Franchise Affiliate’s participation in the Pathway Network and any operating and other issues as a member of the Pathway Network. Supplier hereby acknowledges that the Franchise Affiliate locations are operated by independent franchisees not under the control of Retailer. Accordingly, Supplier shall have no recourse against Retailer for any acts or omissions of its Franchise Affiliates. In furtherance and not in limitation of the foregoing, Retailer shall not be required to terminate or to threaten to terminate the franchise agreement of any Franchise Affiliate that is not in the judgment of Supplier performing in accordance with such Franchise Affiliate’s separate agreement with Retailer or such Franchise Affiliate’s separate agreement with Supplier.
     3. Term. Except as provided in Sections 4 and 12(b)(3), this Agreement shall commence effective October 3, 2005 (the “Effective Date”) and shall terminate on October 3, 2015, unless extended or renewed by mutual written agreement (as extended or renewed, the “Termination Date”). In the event the parties have not extended or renewed the Agreement by the date which is one year prior to the Termination Date (the “Transition Date”) the provisions of Section 4(g)(iii) shall apply as if a Cancellation Notice were given on the Transition Date.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

     4. Termination; Cancellation. This Agreement may be terminated or cancelled prior to the Termination Date if:
          (a) As to any specific Retailer Operated location, but not as to the entire Agreement, an Event of Default has occurred and remained uncured for a period of thirty (30) days after the defaulting party has received a Notice to Cure from the non- defaulting party. In such event, but only as to the specific Retailer Operated location(s) to which the Event of Default applies, the non-defaulting party may elect within seven (7) days after the expiration of the Notice to Cure period to terminate this Agreement by rendering written notice thereof.
          (b) As to the entire Agreement, and not just as to any specific truckstop location, an Event of Default has occurred and remained uncured for a period of thirty (30) days after the defaulting party has received a Notice to Cure from the non-defaulting party. In such event the non-defaulting party may elect within seven (7) days after the expiration of the Notice to Cure period to terminate this Agreement by rendering written notice thereof and in such event the provisions of Section 4(g)(3) shall apply as if a Cancellation Notice were given.
               (1) For purposes of subsections (a) and (b) immediately above the term “Event of Default” shall mean (i) a failure to comply with any material provision of this Agreement and (ii) the violation of any law, ordinance, rule or regulation the effect of which is to have a material and adverse affect on the business of the non-defaulting party (and there is no good-faith challenge being asserted by the alleged defaulting party as to the viability or applicability of such law, ordinance, rule or regulation).
          (c) As to the entire Agreement, and with no Notice to Cure required, but with a written notice of termination required, if the defaulting party shall become insolvent or make a general assignment for the benefit of creditors, or if a petition in bankruptcy is filed by the defaulting party or such a petition is filed against the defaulting party and consented to by it, or if the defaulting party is adjudicated a bankrupt, or if a bill in equity or other proceeding for the appointment of a receiver for the defaulting party or other custodian for the defaulting party’s business or assets is filed and consented to by the defaulting party, or if a receiver or other custodian of the defaulting party’s assets or property is appointed by any court, or if proceedings for a composition with creditors under any state or federal law should be instituted by or against the defaulting party.
          (d) As to any specific truckstop location, if Retailer ceases doing business at that location or fails to cure any material breach of any lease or sublease within a reasonable period of time after receiving written notice to do so. In the event Supplier terminates for failure to cure any material breach of any lease or sublease, Supplier must provide Retailer a written notice to terminate.

               (1) For purposes of subsection (d) immediately above, if Retailer ceases doing business at any specific truckstop location because of either eminent domain or location destruction, then Supplier’s right to terminate this Agreement as to that specific truckstop location shall no longer exist if Retailer notifies Supplier in writing that it intends to rebuild in that Market and continue under the Pathway program. In such event Supplier shall be entitled to temporarily affiliate with another truckstop operator in that Market but only for the greater of (i) a period of one (1) year or (ii) the period of time it takes to reopen the truckstop.
               (2) Retailer may, in the ordinary course of business, close or sell specific truckstops and such truckstops will then be terminated from the Pathway Network without constituting a breach or default under this Agreement.
          (e) For purposes of this Agreement, any of Retailer’s truckstop locations that are terminated from the Pathway Network under this Section 4 shall no longer be considered Retailer Operated.
          (f) Notwithstanding anything contained herein to the contrary, the right of either party to terminate this Agreement shall be suspended if (i) as to subsections (a) and (b) immediately above, prior to the end of the cure period and (ii) as to subsections (c) and (d) immediately above (except where the termination results from a cessation of business), within seven (7) days from receiving the written notice to terminate, the defaulting party sends a notice to mediate the subject of the termination pursuant to Section 26, then the non-defaulting party’s right to terminate must await the result of the mediation or arbitration.
          (g) Upon the occurrence of each Cancellation Event the following provisions shall apply:
               (1) If the Change of Control is a result of a sale, lease, exchange, transfer or other disposition of substantially all of the assets of Retailer or Supplier, this Agreement and any and all addendums hereto shall be transferred to and assumed by the person acquiring such assets, otherwise this Agreement and all addendums shall continue to be binding upon the Supplier and the Retailer and any successors, as applicable.
               (2) Notwithstanding clause (i) above, upon the occurrence of any Cancellation Event, the Acquired Party shall have the right to cancel this Agreement by giving the other party written notice thereof at any time during the first six (6) months following the effective date of the Change of Control (“a Cancellation Notice”), which cancellation shall then be effective eighteen (18) months following the date of the Cancellation Notice.
               (3) [*]
               (4) [*]
               (5) Supplier and Retailer will honor, in accordance with their terms, any separate written agreements entered with respect to any customers which have been authorized and approved in writing by both Retailer and Supplier.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

          (h) Upon the occurrence of a Termination Event, the following provisions shall apply:
               (1) This Agreement will terminate effective sixty (60) days after the closing of such Change of Control transaction (the “Competitor Closing”).
               (2) Supplier will advise Retailer promptly upon Supplier or Supplier Parent entering into a definitive agreement, the consummation of which would result in a Termination Event, and upon a Termination Event occurring (the “Termination Notice”).
               (3) [*]
               (4) [*]
               (5) Supplier and Retailer will honor, in accordance with their terms, any separate written agreements entered with respect to any customers which have been authorized and approved in writing by both Retailer and Supplier.
               (6) [*]
          (i) In the event of a Change of Control of Supplier and the party acquiring control of Supplier (the “Competitor Affiliate”) is not a TA Competitor but owns directly or indirectly an equity interest of at least 9% in a TA Competitor, in addition to Supplier’s right to terminate this Agreement pursuant to this Section 4, Retailer will have the ability to provide notice to Supplier that the Agreement will terminate effective upon the closing of such Change of Control transaction, unless the Competitor Affiliate executes and delivers to Retailer a legally binding letter (the “Competitor Affiliate Confidentiality Agreement”) agreeing to be bound by the following:
“any TA Proprietary Information will be maintained as confidential and will not be disclosed by the Competitor Affiliate or Supplier to the TA Competitor in question; the Competitor Affiliate agrees to put in place commercially reasonable practices to prevent personnel of the TA Competitor from having access to any TA Proprietary Information, provided, to the extent any person or agent is employed or retained by both the Competitor Affiliate and the TA Competitor, such person or agent must agree that any use of the TA Proprietary Information must be limited solely to matters relating to Supplier or the Competitor Affiliates ownership of Supplier (including financial, accounting and tax matters, by way of illustration and not limitation) and will not be otherwise used or disclosed; in no event will TA Proprietary Information be made available to any person who is responsible for or provides any input or direction to the TA Competitor with respect to the pricing or marketing of any products in competition with Retailer.”
Supplier will provide Retailer both notice of the Change of Control transaction as soon as practical after it has entered into a definitive agreement and notice when such transaction is consummated (the “Affiliate Closing”). If a Competitor Affiliate Confidentiality Agreement is not provided to Retailer on or before the Affiliate Closing (such agreement may be

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

conditional on the Affiliate Closing), Retailer will have 30 days from the Affiliate Closing to exercise its right of termination, and the termination, if exercised, will be effective 30 days after the giving of notice of termination. Notwithstanding any provision of this Agreement to the contrary, including without limitation, Sections 6, 9(b), 10(b) and 14(b), both parties will be permitted to set up alternative locations, and suppliers, and otherwise begin transferring their respective business operations in an orderly manner upon the giving of a termination notice pursuant to this subsection (i). The exclusivity provisions of Section 6 shall be of no further effect and either party may compete directly with the other party; provided, for a nine (9) month period following the termination of this Agreement, Supplier and Retailer will continue to supply Hedged Fuel in accordance with the terms of this Agreement for any Pathway Network Customers who elects to continue to purchase Hedged Fuel pursuant to Pathway at locations operated by Retailer. Notwithstanding the foregoing, nothing in this Section 4(i) shall alter either party’s obligations under Section 17 regarding the non-disclosure of confidential information. In the event of a breach of the Competitor Affiliate Confidentiality Agreement, Retailer may exercise its termination rights on the same terms as if the Competitor Affiliate Confidentiality Agreement had not been given, in addition to any other rights or remedies Retailer may have.
          (j) In the event (x) the Level Three Fee Split Formula has been applicable for any six (6) consecutive months, and (y) during the three (3) month negotiation period contemplated by Section 11(e) the Monthly Weighted Average Retailer Fee for each of those three months remains less than [*], Retailer or Supplier may provide to the other party notice of intent to terminate and such termination will be effective sixty (60) days after the date of the notice of termination. Notwithstanding any provision of this Agreement to the contrary, including without limitation, Sections 6, 9(b), 10(b) and 14(b), both parties will be permitted to set up alternative locations, and suppliers, and otherwise begin transferring their respective business operations in an orderly manner upon the giving of such termination notice and the exclusivity provisions of Section 6 shall be of no further effect and either party may compete directly with the other party; provided, for a nine (9) month period following the termination of this Agreement, Supplier and Retailer will continue to supply Hedged Fuel in accordance with the terms of this Agreement for any Pathway Network Customers who elect to continue to purchase Hedged Fuel pursuant to Pathway at locations operated by Retailer; provided, further, the foregoing provision shall only apply to Pathway Network Customers where Supplier has existing contractual obligations in

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

effect at the beginning of the foregoing three month negotiation period (and Supplier will promptly provide a list of such Pathway Network Customers to Retailer) and those new or extended contracts approved in advance in writing by Retailer after such time. Notwithstanding the foregoing, nothing in this Section 4(j) shall alter either party’s obligations under Section 17 regarding the non-disclosure of confidential information.
     5. Modification of Pathway Fuel Supply Plan.
          (a) The parties acknowledge that from time to time it may be necessary for Supplier to modify its Fuel Supply Plan. Supplier may do so as it deems appropriate without Retailer’s consent so long as the modification will not have a material and adverse affect on Retailer’s business or the business of any specific truckstop location of Retailer. If the modification has or threatens in a material and adverse way Retailer’s business or the business of one or more specific truckstop locations of Retailer, then the Pathway Fuel Supply Plan can only be modified as to the adversely affected locations with Retailer’s written approval; provided, however, the modification will apply to all unaffected Retailer Operated locations.
          (b) Notwithstanding anything contained in subsection 5(a) to the contrary, if a change to the Fuel Supply Plan is the result of outside factors beyond Supplier’s control, and is a change that Supplier would not have made to the Fuel Supply Plan but for such outside factors, and if Retailer would have been similarly affected by such outside factors whether or not part of the Pathway Network, then, either as to the whole of Retailer’s business or just particularly situated locations, depending on what the change affects, the Fuel Supply Plan may be changed without Retailer’s consent, but only to the minimum extent necessary (which modification will not include any modification of the fuel supply, fee and payment terms hereunder), and Supplier and Retailer agree to work together in good faith to offset any negative effect of such change.
     6. Exclusivity of Affiliation; Cooperation. Both parties acknowledge the importance of the exclusive nature of this Agreement each to the other. Except as may be provided elsewhere herein:
          (a) Retailer shall allow no other fuel supplier, other than itself or Supplier, to supply fuel or risk management to Retailer under any similar or competing fuel supply plan at any of the Retailer Operated locations (plus any new Retailer Operated location(s) brought into the Pathway Network pursuant to Section 7 and minus any truckstop location(s) removed from the Pathway Network pursuant to Section 4).
          (b) Supplier shall affiliate with no other truckstop in any Market where Retailer has a Retailer Operated location or a Franchise Affiliate that has joined the Pathway Network.

               (1) For purposes of subsections (a) and (b) immediately above, it is understood and agreed that (i) Retailer may employ risk management other than Supplier’s for Retailer’s own account (but for no customer of Retailer), (ii) Supplier may affiliate under the Pathway Network with other competing truckstop operators in Markets where there is a Retailer Operated location if Retailer has notified Supplier in writing that Retailer cannot accommodate any additional business in that Market, provided, however, Supplier will terminate such affiliation within six (6) months in the event Retailer notifies Supplier in writing that Retailer can accommodate all additional business in that Market for at least a period of eighteen (18) months, and (iii) in the event Supplier acquires any truckstop locations through acquisition, whether by Supplier or by an affiliate of Supplier, Supplier may bring any such acquired locations into the Pathway Network, so long as such locations do not or would not otherwise conflict with Section 6(b), and may include no more than five (5) locations at any time which would conflict with Section 6(b), provided (A) no conflicting location may be in the Pathway Network for more than twelve (12) months, and (B) in no event will a conflicting location be (1) [*] of any Retailer Operated location [*]; or (2) [*] of any Retailer Operated location that is [*].
               (2) Notwithstanding any other provision of this Agreement to the contrary, each of Supplier and Retailer may make non-retail sales to its customers at non-retail locations.
          (c) Retailer’s agreement as to exclusivity of affiliation with respect to fuel supply for its customers as set forth in Subsection (a) above is modified as follows:
               (1) Retailer may offer to any of its existing customers that are not then part of Pathway a program of risk managed fuel outside the Pathway Network under the following conditions (unless Supplier and Retailer mutually agree otherwise):
                    (i) Supplier will be the exclusive fuel provider, except as set forth in subsection (c)(3) below.
                    (ii) The program must be site specific to each customer.
                    (iii) No one contract can be for longer than three (3) consecutive months.
                    (iv) [*]

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

                    (v) [*]
                    (vi) If one of the conditions listed above in (ii), (iii), (iv) or (v) is inadvertently violated, and if Supplier notifies Retailer, then Retailer shall have six months from date of such notification to cure.
               (2) In addition to any risk management gallons provided customers pursuant to subsection (c)(1) above, Retailer is permitted to deliver gallons under programs, that include risk management, outside the Pathway Network to any of its existing customers that are not then part of Pathway as long as: (1) the total of such gallons under this subsection (c)(2) does not exceed [*] gallons in any twelve-month period (unless Supplier and Retailer mutually agree otherwise); and (2) Supplier is the exclusive fuel provider, except as set forth in subsection (3) below.
               (3) In order to take advantage of its supply right under this subsection (c), Supplier must be competitive, on a Market specific basis, in its pricing.
               (4) For all contracts that Supplier participates in under these programs, Supplier agrees to make available to Retailer and its participating customers all of the risk management programs that Supplier generally makes available to all of the Pathway Network Customers.
          (d) Retailer acknowledges that during the performance of this Agreement, Retailer may have access to and become acquainted with Supplier’s customers, confidential information regarding those customers, Supplier’s pricing, marketing and fuel hedging and other risk management programs and other sensitive, competitive information. Supplier acknowledges that it may, from time to time, have access to Retailer’s pricing strategies, marketing programs and other sensitive, competitive information. Both parties acknowledges that it is in both parties’ best interest for the parties to collectively retain their existing customers, whether they are a Retailer customer or a Pathway Network Customer, to expand the business with existing customers, and attract new customers for both parties. In this regard, both parties agree to cooperate and coordinate their marketing efforts, and in this regard agree as follows:
               (1) With respect to “Pathway Key Customers,” Retailer will not make any proposal, quote or offer or otherwise solicit the business of such Pathway Network Customer with respect to fuel business at Retailer Operated locations without the prior consent of Supplier. Further, Retailer will not make any statements to any Pathway Key

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

Customer that implies Retailer can offer economic terms more favorable to the Pathway Network Customer than Supplier. A “Pathway Key Customer” means a customer who has purchased [*] gallons of fuel from Supplier at Retailer Operated locations for each of the preceding three (3) months prior to determination and such volumes account for at least [*] or more of its total over-the-road fuel.
               (2) With respect to “Retailer Key Customers,” Supplier will not make any proposal, quote or offer or otherwise solicit the business of such customer with respect to fuel business without the prior consent of Retailer. Further, Supplier will not make any statements to any Retailer Key Customer that implies Supplier can offer economic terms more favorable to the Retailer Key Customer than Retailer, except to the extent such favorable economic terms relate only to hedging and other risk management programs offered by Supplier and the applicable proposed Hedged Fuel. A “Retailer Key Customer” means a customer who has purchased [*] gallons of fuel from Retailer at Retailer Operated locations for each of the preceding three (3) months prior to determination and such volumes account for at least [*] or more of its total over-the-road fuel volume.
               (3) Each party agrees that it will not during the term of this Agreement and for a period of twelve (12) months thereafter, solicit for hiring, directly or indirectly, any salaried employee of the other party whose job performance and duties included matters relating to the performance of this Agreement; provided, however, the foregoing shall not prevent or preclude hiring any candidate who responds in good faith to any advertisements or solicitations of a general nature published in trade periodicals, newspapers, websites, or other ordinary course of business advertising.
               (4) During an Exclusive Transition Period or a Termination Waiting Period, Supplier may make offers and quotes to Pathway Network Customers and potential new Pathway Network Customers relating to hedging and other risk management programs offered by Supplier to its Pathway Network Customers in the ordinary course of business. Such quotes and offers may include or relate to locations other than Retailer Operated locations (including any alternative network being established by Supplier), provided, locations otherwise prohibited by Section 6(b) may only be utilized after the end of the Exclusive Transition Period or Termination Waiting Period, as applicable, but such quotes and offers may not include any specific quote or specification of the retailer fee to be paid or charged.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

     7. Additional Truckstop Locations.
          (a) If Retailer adds any additional truckstop location(s) to its business during the term of this Agreement, then, subject only to Section 8, any such additional location(s) will automatically become part of the Pathway Network as soon as the parties agree but in no event later than one hundred twenty (120) days following its opening or acquisition.
          (b) Retailer may from time to time during the term of this Agreement enter into marketing alliances or other strategic relationships with other truckstop operators. At any such time Retailer agrees to notify Supplier of same and both parties agree to explore opportunities resulting therefrom that may exist under this Agreement.
          (c) As regards any new Retailer Operated location, other than a location of a Key Competitor (as defined in Section 12(d)), which becomes a part of the Pathway Network pursuant to Section 7(a), if the financial investment required of Retailer to acquire or build the new Retailer Operated location results in Retailer not being able to successfully survive financially at that location with the fuel margins otherwise available through the Pathway Network, Retailer may designate such location a “High Margin Location” for so long as such financial conditions exists. With respect to each High Margin Location, Retailer will advise Supplier from time to time of its minimum pricing structures offered at such locations. Supplier agrees that Pathway Network Customers who are permitted by Supplier to purchase fuel at a High Margin Location will have pricing terms no more favorable than the minimum pricing terms offered by Retailer to its customers, excluding any benefits or discounts to such Pathway Network Customers as a result of hedging or other risk management programs offered by Supplier. To the extent Retailer changes its pricing structures at any High Margin Location, Supplier will implement such revised pricing structures with the Pathway Network Customers as soon as permitted by the terms of any existing agreement with such Pathway Network Customers where required to comply with this Section 7(c).
     8. Conflicting Sites. The parties hereto acknowledge that (A) by reason of Retailer’s potential expansion of its business as described in Section 7, additional new Markets could be added to the Pathway Network and Supplier may have contractual commitments in these new Markets for supplying fuel and services to competitors of Retailer, and (B) such contractual commitments by Supplier occurring during the term of this Agreement would be a violation of Section 6. Retailer hereby waives any rights it may have under this Agreement by reason of such breach of contract provided that such contractual commitments of Supplier in all cases will cease (i) immediately as to any New Business in any such Market, and (ii) by their terms as to any Old Business in any such Market, with any rights to terminate being exercised as soon as permitted (but in no event longer than twelve (12) months).

     9. Duties of Supplier.
          (a) Supplier shall use its best efforts (excluding economic incentives such as discounts or out of pocket payments) to cause its customers, both current and future, to use Retailer Operated locations and Franchise Affiliate locations.
          (b) Except as provided for elsewhere in this Agreement, Supplier shall enter into no contracts or relationships that conflict with its obligations to Retailer hereunder.
          (c) Supplier shall pay to Retailer all fees, charges and expenses hereunder when due and in the manner specified herein.
     10. Duties of Retailer.
          (a) Retailer acknowledges the importance of the Fuel Supply Plan to Supplier and agrees to use its best efforts to understand it and fully comply with all of its requirements.
          (b) Except as provided for elsewhere in this Agreement, Retailer shall enter into no contracts or relationships that conflict with its obligations to Supplier hereunder.
          (c) Except as otherwise provided in this Agreement, Retailer shall provide fueling services under the Fuel Supply Plan at the Retailer Operated locations to all of Supplier’s customers. Without limiting the generality of the foregoing sentence, Retailer will make all of its services and facilities available to Pathway Network Customers on the same basis as Retailer provides to Retailer’s customers, from time to time.
          (d) Retailer will provide any necessary data collection, card-processing and point-of-sale devices and services required in conducting Retailer’s ordinary business at each location as determined by Retailer. Retailer will be responsible for and will pay all Transaction Fees and will not collect any such Transaction Fees from Supplier, except as provided in Section 11(b) below. Retailer will provide information relating to Supplier Conversion Gallons Sold as provided in Section 11(i) of this Agreement.
     11. Fees; Prices; Payment; Settlement.
          (a) Trendar or Fiscal Systems data capture records, or a mutually agreed to similar system, shall be the primary method in determining Pathway Network Fuel, Retailer Conversion Gallons Sold, Supplier Conversion Gallons Sold, the time of the transaction and other relevant information necessary for making the calculations required by this Section 11 and Section 12.

          (b) [*]
          (c) For each calendar month Supplier shall calculate and submit to Retailer no later than the tenth calendar day of the succeeding month (or if the tenth calendar day falls on a weekend or holiday, the last business day prior) the following:
•	Base Gallons Sold

•	Base Incremental Gallons Sold

•	Conversion Incremental Gallons Sold

•	Retailer Conversion Gallons Sold

•	Monthly Weighted Average Retailer Fee
          (d) Supplier shall pay weekly to Retailer as compensation under this Agreement a fee equal to the cumulative total of all Retailer Fees for such period. In the event the cumulative total is negative, the absolute value of such amount will be remitted to Supplier by Retailer.
          (e) In addition to the amount payable pursuant to paragraph (d) above, in the event the Monthly Weighted Average Retailer Fee for any month is less than the Beginning Weighted Average Retailer Fee, Supplier shall pay to Retailer an additional amount each month equal to the “Adjusted Retailer Fee Split.” The “Adjusted Retailer Fee Split” shall be calculated as [*].
“Level One Fee Split Formula” means [*]
“Level Two Fee Split Formula” means [*]
“Level Three Fee Split Formula” means [*]
(i)	The Level One Fee Split Formula shall be applied in any month that the Monthly Weighted Average Retailer Fee is less than the Beginning Weighted Average Retailer Fee and the criteria specified below for applying the Level Two Fee Split Formula or the Level Three Fee Split Formula does not apply.

(ii)	The Level Two Fee Split Formula shall be applied in any month that all of the following criteria are satisfied:
a.	the Level One Fee Split Formula has been applicable for any six consecutive months;

b.	the Six-Month Weighted Average Retailer Fee for the previous month is [*];

c.	the Monthly Weighted Average Retailer Fee for the previous month is [*]; and

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

d.	the criteria for applying the Level Three Fee Split Formula is not applicable;
provided, however, if during any month that the Level Three Fee Split Formula is being applied and the Monthly Weighted Average Retailer Fee for that month is [*], the Level Two Fee Split Formula shall be applied.

(iii)	The Level Three Fee Split Formula shall be applied in any month that all of the following criteria are satisfied:
a.	the Level Two Fee Split Formula has been applicable for any six consecutive months;

b.	the Six-Month Weighted Average Retailer Fee for the previous month is [*];

c.	the Monthly Weighted Average Retailer Fee for the previous month is [*];
provided, however, if during any month that the Level Three Fee Split Formula is being applied and the Monthly Weighted Average Retailer Fee for that month is [*], the requirement of clause (iii)(a) must be resatisfied prior to the Level Three Fee Split Formula being applicable again.

(iv)	If at any time that a Level Two Fee Split Formula or a Level Three Fee Split Formula is being applied and the Monthly Weighted Average Retailer Fee for that month is [*], none of the Level One Fee Split Formula, Level Two Fee Split Formula or Level Three Fee Split Formula shall apply and the requirement of clause (ii)(a) must be resatisfied prior to the Level Two Fee Split Formula or Level Three Fee Split Formula being applicable again.

(v)	In the event the Level Three Fee Split Formula has been applicable for any six consecutive months, the parties agree to negotiate in good faith for a period of three months thereafter in an effort to renegotiate the economic terms of this Agreement to their mutual satisfaction.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

          (f) In the event the Monthly Weighted Average Retailer Fee is greater than the Beginning Weighted Average Retailer Fee for any month, Retailer shall pay to Supplier an amount equal to [*].
          (g) Supplier agrees to rebate to Retailer [*].
          (h) Supplier shall pay to Retailer on a monthly basis as additional compensation under this Agreement an amount equal to [*] (the “Incremental Volume Fee”).
          (i) All amounts due under this Agreement by Supplier to Retailer and by Retailer to Supplier shall be paid by electronic funds transfer, and otherwise in a manner consistent with customary commercial practices. Both parties agree to notify the other as promptly as possible of any unresolved un-reconciled amounts and work in good faith to resolve any disputes within ninety (90) days. The following settlement and data exchange procedures will be followed by Supplier and Retailer during the term of this Agreement:
               (1) Any data or information required to be supplied by Supplier will be provided to Retailer on a weekly, monthly or other basis as specified in this Agreement, and will be sent electronically in an agreed-to format. Similarly, any data or information required to be supplied by Retailer will be provided to Supplier on a weekly, monthly or other basis as specified in this Agreement, and will be sent electronically in an agreed-to format. The parties may from time to time mutually agree on different formats or different methods of exchanging such information. In this Agreement where information is to be supplied by one party and verified by the other party, such verification will not be a condition to any payment, adjustment or other performance under this Agreement. Such payment, performance or adjustment shall likewise not preclude the other party from subsequently verifying such information. To the extent that any verification results in any adjustments, such adjustments shall be taken into account as soon as practicable in future periods.
               (2) On a weekly basis, on Friday of each week, unless a holiday, and then the following Monday, Retailer and Supplier will, on a net basis, pay (x) Retailer Fees pursuant to Section 11(d), and (y) any amounts due to each other for the purchase and sale of fuel pursuant to Section 12, provided, with respect to fuel purchased by Supplier pursuant to Section 12(e), such amount shall be reduced by an amount equal to [*] (the “Deferred Payable Rate”) per gallon (the “Deferred Payable”).

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

               (3) Unpaid Deferred Payables arising from transactions occurring in any one month will be transmitted by Supplier to Retailer by wire transfer on the 19th day of the following month, provided if such day is not a business day it shall be transmitted on the first business day preceding such date. The Deferred Payable Rate will be adjusted on a quarterly basis such that it approximates, on a per gallon basis, the average amount of state and local taxes, fees and charges applicable to each gallon sold (whether as fuel taxes or sales taxes), other than those paid or remitted to refiners (the “State Fuel Taxes”), required to be collected and remitted by Retailer. In any jurisdiction in which Supplier is required to collect and remit State Fuel Taxes, Supplier will remit such State Fuel Taxes directly to the taxing authority in question and the Deferred Payable will be accordingly reduced.
               (4) On a monthly basis Supplier will remit to Retailer any fees payable by Supplier to Retailer pursuant to Sections 11(b), (e) and (h) and Section 12(c) by the 10th of each month for the preceding month.
               (5) On a monthly basis Retailer shall remit to Supplier any fees due to Supplier pursuant to Sections 11(f) and (j) and Sections 12(c) and (g) by the 10th of each month for the preceding month.
               (6) All amounts due and owing pursuant to this Agreement will be paid on a net basis; Supplier may offset against any amounts Supplier may owe Retailer hereunder all amounts that Retailer owes Supplier and Retailer may offset against any amounts Retailer owes Supplier all amounts that Supplier owes Retailer.
          (j) [*]
          (k) Where applicable, both Retailer and Supplier shall maintain those licenses, permits, authorizations and designations required for the sale of fuel by Supplier to Retailer pursuant to Section 12(a) without the imposition of State Fuel Taxes, and the sale by Retailer to Supplier pursuant to Section 12(e) without the imposition of additional State Fuel Taxes. By way of illustration and not limitation, Retailer and Supplier will each maintain any required licenses and designations as wholesale fuel distributors.
     12. Fuel Supply and Purchase.
          (a) Fuel Supply.
                    (1) Supplier shall deliver and sell diesel fuel to Retailer at each of Retailer’s Operated truck stop locations by delivering on a ratable (over seven day week basis as necessary on a location by location basis) basis, in bulk, the Pathway Supplied Gallons Target determined on a location by location basis. Supplier shall coordinate its delivery of the Pathway Supplied Gallons with Retailer’s fuel purchasing manager

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

or designee, it being understood by the parties that Retailer, in limited circumstances, may not be able to take delivery of Supplier’s fuel at its locations at certain times as a result of fuel tank capacity and other limitations. All sales of fuel by Supplier to Retailer shall be made on a gross gallons basis, except as to any location where state law or regulation requires the sale to be on a net gallons basis. All deliveries of Pathway Supplied Gallons by Supplier to Retailer shall be made at Supplier’s sole cost and expense F.O.B. Retailer’s designated fuel tank at the location and by means of a reputable common carrier which meets the insurance requirements specified by Retailer from time to time for all of its carriers, and in accordance with any other reasonable requirement of Retailer applicable to all of its carriers and suppliers, which requirements will be supplied to Supplier in writing. Supplier shall use reasonable efforts to use the same common carrier that Retailer is using for each location.
                    (2) In general, missed deliveries are not intended to result in any liability on the part of Supplier because they are factored into the Pathway Supplied Gallons Scheduled by means of the Carrier Failure Rate; such missed deliveries may be made up as Retailer and Supplier mutually agree. Notwithstanding the foregoing, in the event Supplier fails to deliver fuel as scheduled or over delivers fuel to a location other than as a result of local or regional fuel supply outages, and such failure or over delivery would cause that location to have a shortage or excess of Supplier’s fuel by more than two loads, Supplier shall complete the missed deliveries at the applicable location within two (2) days or cancel subsequent deliveries in the case of over deliveries after Retailer has notified Supplier of such shortage or excess (which is subject to Supplier verification). In the event Supplier has not completed the missed deliveries at the applicable location within the two (2) days, Supplier shall reimburse Retailer all reasonable (under the circumstances) additional costs incurred by Retailer as a result of Supplier’s failure to deliver.
                    (3) In the event of local or regional supply outages, Supplier shall be required to source fuel at other terminals where fuel may be available and bear the additional cost of transporting the fuel. Supplier and Retailer agree to cooperate and to in good faith determine alternative fuel supply arrangements to meet Supplier’s and Retailer’s fuel needs in light of the supply outage. Retailer may arrange for alternative supplies to account for shortages resulting from such outages, but Supplier will first be given the opportunity to supply those volumes Supplier would otherwise be required to supply from alternative sources, taking into account the immediate needs of Retailer. In the event Supplier does not deliver and sell diesel fuel to Retailer as a result of local or regional supply outages, Retailer may supply such missed deliveries and Supplier shall reimburse Retailer all reasonable (under the circumstances) additional costs incurred by Retailer in covering such missed deliveries.

                    (4) All Pathway Supplied Gallons shall meet any documented minimum pipeline specifications of the refineries or pipeline terminals from which the Pathway Supplied Gallons are obtained and as such specifications determined by Retailer for its locations from time to time for all of its fuel. During the phase in period for Ultra Low Sulfur Diesel (ULSD), or any other new diesel fuel specification, Retailer and Supplier will consult with each other regarding the phase-in, provided that Supplier acknowledges that the decision as to which sites will carry ULSD, or such other diesel fuel specification if applicable, at which times shall be made by Retailer in its discretion. Supplier acknowledges that both its accuracy in meeting such specifications as well as its delivering non-contaminated fuel into the fuel tanks of Retailer are essential to the safe and productive operation of Retailer’s business.
                    (5) Supplier shall use and shall require its fuel haulers to use the utmost level of care and caution, consistent with industry practice, in delivering and handling Pathway Supplied Gallons to and at Retailer’s locations and in transporting Pathway Supplied Gallons from the delivery tankers into the designated fuel tanks located at Retailer’s locations. Supplier shall follow proper industry practices, and shall require its fuel haulers to do the same, to protect against the release of any fuel or other hazardous substances on or about any property owned or operated by Retailer. Once Pathway Supplied Gallons have safely been transported into Retailer’s proper fuel tanks, such fuel shall become the property of, and the responsibility of, Retailer.
                    (6) Retailer shall purchase and pay to Supplier in accordance with the settlement procedures in subsection 11(i) an amount equal to [*].
          (b) Determining Pathway Supplied Gallons Target and Scheduled.
                    (1) The initial period Pathway Supplied Gallons Target will be calculated pursuant to subsection 12(b)(3). Within ten (10) days following the end of the each full calendar month, Supplier and Retailer shall determine the “Total Supplier End of Month Accounting Gallons” for that month which shall be [*]. For purposes of the foregoing calculation, [*] shall be proportionately reduced to account for any [*] included by reason of Section 12(d) but which relate to any locations not yet included in the Pathway Network.
                    (2) The initial period Pathway Supplied Gallons Scheduled (as defined below) will be calculated pursuant to subsection 12(b)(3). For subsequent periods commencing with the fifteenth day of the then current month and ending on the fourteenth day of the following month (the “Supply Period”) the

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

“Pathway Supplied Gallons Scheduled” will be [*]. Supplier shall provide Retailer for review and approval for each Supply Period by the 10th day of each month a daily delivery schedule by location showing Supplier’s scheduled deliveries of the Pathway Supplied Gallons. Once Supplier and Retailer have agreed to a delivery schedule for a Supply Period, Supplier shall adhere (subject to the adjustments described in subsection 12(c)) to such schedule and continue to deliver fuel according to such schedule during the Supply Period. The only adjustments to the delivery schedule during a Supply Period will be jointly agreed to by Supplier and Retailer as a result of unique circumstances such as the addition or loss of a customer that could have a significant impact on total Pathway sales or location-specific Pathway sales.
                    (3) Both parties agree to use their best efforts to implement the accounting, scheduling and other logistics required to carry out the terms of this Agreement by the Effective Date. In the event, however, that the parties are not in a position to implement this Agreement as of the Effective Date, the Effective Date will be postponed to such date as the parties can in fact implement this Agreement. At that time the Pathway Supplied Gallons Target and Pathway Supplied Gallons Scheduled will be calculated as contemplated by this Section 12(b) for the time period between the actual Effective Date and the beginning of the next Supply Period. By way of illustration only, if the parties are able to implement this Agreement by the original Effective Date, the Pathway Supplied Gallons Target and Pathway Supplied Gallons Scheduled would be those that would have been applicable for the 12 day period from October 3, 2005 through October 14, 2005, calculated using the August information which would have been used for a Supply Period of September 15 through October 14, had the Agreement been in place at such time; if the parties do not implement this Agreement until October 17, 2005, the Pathway Supplied Gallons Target and Pathway Supplied Gallons Scheduled for the initial period would be the 29 day period from October 17, 2005 through November 14, 2005, calculated using the September information which would have been used for Supply Period of October 15, 2005 through November 14, 2005.
                    (4) For illustration purposes only, attached as Appendix A are examples of the calculation of the Pathway Supplied Gallons Target and Pathway Supplied Gallons Scheduled.
          (c) Supply Over and Short.
                    (1) Supplier and Retailer acknowledge that for each Supply Period Supplier’s actual deliveries will be more or less than the Pathway Supplied Gallons Target applicable to such Supply Period. If the net over/short deliveries to all Retailer’s Operated sites are equal to or less than [*] of the applicable Pathway Supplied Gallons Target, no deliveries will be added or removed to compensate for the difference, but rather if the actual gallons supplied by Supplier are less than the applicable Pathway Supplied Gallons Target and within [*] percent of the applicable Pathway Supplied Gallons Target, Retailer shall pay Supplier [*] for each gallon short by the end of the current month.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

If the actual gallons supplied by Supplier are more than the applicable Pathway Supplied Gallons Target and within [*] of the applicable Pathway Supplied Gallons Target, Supplier shall pay Retailer [*] for each gallon over by the end of the current month.
                    (2) If the net over/short actual deliveries to all Retailer Operated locations are greater than [*] of the Pathway Supplied Gallons Target, Supplier will adjust the Pathway Supplied Gallons Target of the current Supply Period by adding or removing deliveries evenly during the last fifteen (15) days of the current Supply Period in an effort to reduce the over/short position to zero. It is understood that Supplier is not required to deliver any partial loads. Supplier will increase or decrease the number of full loads to those locations which are over/short full loads and then add full loads to those locations which are over/short less than full loads but can accommodate an increase or decrease in deliveries as needed to reasonably allocate the deliveries in accordance with the intent of this Section 12. These delivery changes will be isolated to the locations where the shortage or overage occurred and will be agreed to in advance with Retailer. After completion of the fifteen (15) day period, no additional adjustments or settlements will be made as to the previous Supply Period, but Supplier and Retailer will calculate the over/short position and settle as described above as to the adjusted Pathway Supplied Gallons Target.
                    (3) To the extent there has been a local or regional supply outage during a Supply Period, for purposes of calculating the next over/short deliveries, and any amounts payable pursuant to the foregoing, the Pathway Supplied Gallons Target will be adjusted by any volumes supplied by Retailer to cover missed deliveries by Supplier.
          (d) Competitor Acquisition Economics. In the event Retailer purchases, is purchased by, or merges with, [*] or each of their respective successors (a “Key Competitor”), Supplier agrees that the “Adjusted Key Competitor Acquisition Base Gallons” will be treated as Retailer Conversion Gallons on a customer-by-customer basis solely for purposes of Section 12(b), in accordance with the following:
                    (1) Retailer agrees that it will use its reasonable best efforts to cause each of the locations of such Key Competitor to be included in the Pathway Network within sixty (60) days after the acquisition, notwithstanding anything in Section 7 to the contrary.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

                    (2) Retailer will determine (and Supplier may verify) the monthly average purchases of Competitor Conversion Customers on a customer-by-customer basis for the last three full calendar months prior to the effective date of the purchase or merger at locations of the Key Competitor’s network (the “Initial Acquisition Conversion Base Gallons.”) Supplier will determine (and Retailer may verify) the monthly average purchases of Competitor Conversion Customers on a customer-by-customer basis for the last three full calendar months prior to the effective date of the purchase or merger at all Retailer Operated locations for only those Competitor Conversion Customers purchasing fuel at the Key Competitor’s locations (the “Initial Non-Acquisition Base Gallons.”)
                    (3) Beginning the first month occurring after all of the locations in the Key Competitor network have been included in the Pathway Network, Retailer will determine (and Supplier may verify) the monthly average purchases of Competitor Conversion Customers on a customer-by-customer basis for the next three full calendar months at the Key Competitor’s network locations (the “Post Acquisition Conversion Base Gallons”). Beginning the first month occurring after all of the locations in the Key Competitor network have been included in the Pathway Network, Supplier will determine (and Retailer may verify) the monthly average purchases of Competitor Conversion Customers on a customer-by-customer basis for the next three full calendar months at all Retailer Operated locations (excluding those included in the Post Acquisition Conversion Base Gallons calculation) for only those Pathway Network Customers purchasing fuel at the Key Competitor’s locations (the “Post Non-Acquisition Base Gallons”).
                    (4) In the event that (x) the sum of Post Acquisition Conversion Base Gallons plus Post Non-Acquisition Base Gallons exceeds (y) the sum of Initial Acquisition Conversion Base Gallons plus Initial Non-Acquisition Base Gallons, the Initial Acquisition Conversion Base Gallons shall be the “Acquisition Conversion Base Gallons.” In the event (x) the sum of Initial Acquisition Conversion Base Gallons plus Initial Non-Acquisition Base Gallons exceeds (y) the sum of Post Acquisition Conversion Base Gallons plus Post Non-Acquisition Base Gallons, the excess shall be deducted from the Initial Acquisition Conversion Gallons to calculate the Acquisition Conversion Base Gallons.
                    (5) Until such time as the Acquisition Conversion Base Gallons have been determined, the Initial Acquisition Conversion Base Gallons shall be used for purposes of determining the Adjusted Key Competitor Acquisition Base Gallons.
                    (6) The “Pre-Acquisition Combined Base Gallons” shall mean the lesser of (x) the sum of Initial Acquisition Conversion Base Gallons plus Initial Non-Acquisition Base Gallons of such customer or (y) the sum of Post Acquisition Conversion Base Gallons plus Post Non-Acquisition Base Gallons, of a customer.

                    (7) For each month following the purchase or merger of or with the Key Competitor, the “Adjusted Key Competitor Acquisition Base Gallons” shall be determined as follows:
•	if Supplier’s total sales to a Pathway Network Customer at locations in the new combined network (i.e. the TA network combined with the network of the Key Competitor) are equal to or greater than the Pre-Acquisition Combined Base Gallons, the Acquisition Conversion Base Gallons (or Initial Acquisition Conversion Base Gallons, if applicable) for such customer shall not change and shall be the “Adjusted Key Competitor Acquisition Base Gallons” for such month.

•	In the event the Supplier’s total sales to such Pathway Network Customer at locations in the new combined network decline in a given month below the Pre-Acquisition Combined Base Gallons for such customer, then the Acquisition Conversion Base Gallons (or Initial Acquisition Conversion Base Gallons, if applicable) shall be reduced by [*] and the resulting Acquisition Conversion Base Gallons for such customer as so reduced will be the Adjusted Key Competitor Acquisition Base Gallons” for such month.
          (e) Purchase of Pathway Network Fuel.
                    (1) With respect to all Pathway Network Fuel, Retailer shall provide such fuel to each Pathway Network Customer. Supplier agrees to purchase and Retailer agrees to sell such fuel to Supplier immediately prior to it being delivered to the Pathway Customer. All sales of fuel by Retailer to Supplier shall be made on a gross gallons basis except as to any location where state law or regulation require the sale to be on a net gallons basis. All fuel delivered to Pathway Network Customers shall meet any documented pipeline specifications of the refineries or pipeline terminals from which Retailer obtains fuel and such specifications set by Retailer from time to time. Such fuel delivered to the Pathway Network Customers shall not be contaminated. Supplier shall invoice all of its Pathway customers for their fuel purchases. Supplier shall have the sole risk of credit for all of its customers that it invoices.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

                    (2) Supplier shall pay to Retailer in accordance with the settlement procedures in Subsection 11(i)(2) for all fuel purchased pursuant to this Subsection 12(e) an amount equal to [*], with such amount being calculated on a transaction by transaction basis, pursuant to Section 11(i)(2).
          (f) Information; Audits. Retailer and Supplier will cooperate and exchange information in good faith as reasonably required to account for and verify volumes and amounts. At all times Retailer and Supplier shall maintain accurate books and records containing information regarding the transactions and calculations contemplated by this Agreement sufficient to verify compliance with this Agreement. These books and records shall be kept in accordance with GAAP. Retailer and Supplier and their agents and representatives may examine the books and records of the other party relevant to this Agreement for the purpose of verifying compliance with this Agreement. Such examination shall be during business hours and upon not less than fifteen (15) business days prior written notice. The examination shall be at the examining party’s expense. Examination cannot be performed more often than quarterly and cannot include any periods more than eighteen (18) months prior to the examination.
          (g) Non-Supply. Supplier will use its best efforts to maintain those licenses, permits, authorizations and designations required for Supplier to supply fuel to Retailer pursuant to the terms of this Agreement at locations included in the Pathway Network; provided, however, the parties acknowledge that from time to time Supplier may not be in a position as a result of circumstances beyond the reasonable control of Supplier (including without limitation, local, state or other governmental restrictions, obtaining new or modified licenses or permits needed, imposition of duplicate or additional taxes on the sale of fuel pursuant to the terms of this Agreement other than tax increases uniformly applied to all sales of fuel in general) to supply fuel to Retailer at specific locations (excluding any local or regional shortage reasons) in the manner otherwise described in this Section 12 (a “Non-Supplied Location”). Therefore, the parties agree in any such case that Retailer will procure all fuel which would otherwise be supplied by Supplier at each Non-Supplied Location for so long as Supplier is not in a position to supply fuel to such locations (the “Retailer Supplied Gallons”). For purposes of determining Pathway Supplied Gallons Target, the Total Supplier End of Month Accounting Gallons will be reduced by any Retailer Supplied Gallons for the month in question and such Non-Supplied Location

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

will not otherwise be subject to Supplier’s obligation to supply fuel in accordance with this Section 12. On a monthly basis, Retailer will pay to Supplier a Non-Supply Fee for each gallon of Retailer Supplied Gallons, determined on a location-by-location basis. The “Non-Supply Fee” for a Non-Supplied Location shall equal [*].
     13. Complaints Regarding Fuel.
          (a) If Retailer has any complaints or objections as to the quantity or quality of any fuel delivered by Supplier to any of Retailer’s locations, Retailer shall notify Supplier by telephone (with a follow-up FAX or e-mail) at Supplier’s corporate headquarters as soon as practicable after discovery of the quantity or quality problem. Supplier shall have an opportunity, acting with reasonably prompt dispatch, to investigate the complaint or objection and cure any defect or deficiency. Failure on the part of Retailer to notify by telephone Supplier of the complaints or objections within seventy two (72)hours after completion of delivery of the subject fuel shall constitute a waiver by Retailer of any defects or deficiencies concerning the subject fuel.
          (b) If Retailer has any complaints or objections because during Supplier’s fuel delivery process there is a release of fuel on or about Retailer’s property or any contiguous property, Retailer shall immediately upon discovery of any such release notify Supplier by telephone (with a follow-up FAX or e-mail) at Supplier’s corporate headquarters. Supplier shall have an opportunity, acting with reasonably prompt dispatch, to investigate the release and, then, clean up the site to the extent of the release if it is its responsibility to do so. Both parties agree to cooperate fully with all local, state and federal agencies in the event of a release.
     14. Covenants.
          (a) Each party shall comply with all local, state and federal laws, rules and regulations associated with the operation of its business and shall timely obtain all permits, certificates, or licenses necessary for the full and proper conduct of its business.
          (b) Each party, except as permitted elsewhere herein, shall not do or cause to be done, either directly or indirectly, any act the effect of which is to divert business away from the other in contravention of the intent of this Agreement.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

          (c) Each of Supplier and Retailer shall: (i) as soon as available after the end of each fiscal year of Supplier or Retailer, as applicable, provide a copy of its annual consolidated audited financial statements, including balance sheet and related statement of income and retained earnings for it, and its consolidated related entities for such fiscal year (including the related footnotes), prepared in accordance with generally accepted accounting principles and in the form and substance normally provided by Supplier or Retailer, as applicable, to its creditors; and (ii) as soon as available after the end of each quarter of each fiscal year, a copy of the consolidated unaudited financial statements of it and its consolidated related entities, in the form regularly prepared by Supplier or Retailer, as applicable, to provide to its creditors. The foregoing information will be subject to the confidentiality provisions of Section 17.
     15. Insurance.
          (a) Each party shall require of any fuel hauler employed by such party (including themselves) that it carry (i) commercial general liability insurance in amounts generally considered appropriate for such activity, but in no event less than two million dollars ($2,000,000.00), (ii) automobile liability coverage, including transportation pollution coverage (upset/overturn, loading and unloading), with minimum combined single limits of not less than two million dollars ($2,000,000) per occurrence and (iii) appropriate workers compensation coverage for its employees in compliance with statutory limits.
          (b) Each party shall carry adequate insurance, or be legally self-insured for, workers’ compensation in any state where such party conducts business and is required by law to provide workers’ compensation coverage in compliance with statutory limits.
          (c) Supplier shall carry and maintain in effect during the term of this Agreement product liability insurance coverage with limits not less than five million dollars ($5,000,000.00) each occurrence.
          (d) Supplier shall carry and maintain in effect during the term of this agreement commercial general liability insurance with limits not less than five million dollars ($5,000,000.00) in the aggregate.
          (e) Retailer shall carry and maintain in effect during the term of this Agreement for each of its Retailer Operated truckstop locations commercial general liability insurance with limits not less than one million dollars ($1,000,000.00) each occurrence.
          (f) Either party’s obligation to maintain insurance hereunder shall not be excused by reason of the other party carrying like insurance.

          (g) Each party agrees to name the other as an additional insured (by reason of this Agreement) on every insurance policy, except workers’ compensation, carried for purposes of satisfying the requirements hereunder. Each party shall require of its insurance providers that no insurance policy carried for purposes of satisfying the requirements hereunder will be cancelable except upon thirty (30) days prior written notice. If either party receives any such insurance cancellation notice, it shall immediately notify the other in writing of such pending cancellation.
     16. Indemnification.
          (a) Supplier agrees to and shall release, indemnify, defend and hold harmless Retailer from and against any and all loss or damage (including reasonable attorney’s fees, but net of any insurance proceeds received) which arise out of, relate to or are connected with this Agreement or the performance hereof and relate to (i) any willful misconduct or negligent act or failure to act by Supplier or any person acting on Supplier’s behalf, including, without limitation, any damages arising as a result of the delivery, storage or handling of fuel by any common carrier delivering fuel to Retailer on behalf of Supplier; (ii) any breach of this Agreement by Supplier; or (iii) Supplier’s violation of any governmental laws, regulations, ordinances, permits, licenses or orders.
          (b) Retailer agrees to and shall release, indemnify, defend and hold harmless Supplier from and against any and all loss or damage (including reasonable attorney’s fees, but net of any insurance proceeds received) which arise out of, relate to or are connected with this Agreement or the performance hereof and relate to (i) any willful misconduct or negligent act or failure to act by Retailer or any person acting on Retailer’s behalf; (ii) any breach of this Agreement by Retailer; or (iii) Retailer’s violation of any governmental laws, regulations, ordinances, permits, licenses or orders.
          (c) In the event of any third party claim against one or both parties relating to their activities under this Agreement, both parties shall cooperate in any defense thereto and the party responsible for any third party loss or damage shall indemnify and hold harmless the other from any such loss or damages (including reasonable attorney’s fees, but net of any insurance proceeds received) resulting from such third party claim.
     17. Confidentiality. Each party acknowledges the confidential nature of this Agreement, as well as “Confidential Information” to be learned from each other in the furtherance of this Agreement. “Confidential Information” means confidential and proprietary information of one of the parties hereto including, without limitation, such party’s customers, customer information, pricing information, pricing formulas, pricing methodology, vendors, fuel purchase programs and terms, fuel delivery programs, strategy, development plans, fuel volumes, marketing programs, methods of operations, contracts, financial information (including without limitation, administrative expenses, overhead and revenues and income), but excluding information which (i) is or becomes generally available to the public other than as a result of a breach of this Agreement; (ii) becomes available on a nonconfidential basis from a source other than Supplier or Retailer, under circumstances that a reasonable person would believe after due inquiry that the source is not bound by any agreement of confidentiality, or (iii) was known on a nonconfidential basis prior to disclosure by Retailer or Supplier, as applicable. Each of Supplier and Retailer agrees that they will keep confidential and not, without the prior written consent of the owner of such information, disclose the confidential information to any other person or use the confidential information, directly or indirectly, for any purpose other than performing and as contemplated by this Agreement. Notwithstanding the foregoing, each party may provide the confidential information of the other party to any representatives and affiliates who agree to be bound by the terms of this Section 17 (each party will remain responsible for any breach of this Section 17 by its representatives or affiliates) only if such affiliates or representatives need to know such confidential information in connection with their duties for or business relationship with such party. In the event either party is requested or becomes legally compelled (by oral questions, interrogatories, or request for information or documents, subpoena, civil investigative demand or similar process) to disclose any confidential information of the other party, such requested party will provide to the other party prompt written notice so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section. Nothing in this Section shall be deemed to prohibit either party from filing a copy of this Agreement with any governmental agency, if required by law to do so, but, to the extent permitted will seek confidentiality of the pricing and other sensitive terms in this Agreement. This Section 17 shall survive any termination or cancellation of this Agreement.
     18. Assignment; Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Subject to Section 4 hereof, each party shall have the right to transfer or assign its interests in this Agreement to any person or entity who acquires (by sale or merger) all or substantially all of the assets of the assigning party and agrees in writing to be bound by the terms of this Agreement and in connection with Corporate Restructuring Transaction; otherwise, this Agreement is not assignable by either party.
     19. Taxes. Each party shall promptly pay when due, or institute timely and proper challenges thereto, all taxes levied or assessed against that party in the conduct of its business. The parties agree to work cooperatively when necessary to insure that all taxes are paid resulting from the operation of this Agreement. Each party shall provide the other with all pertinent information in its possession if requested by the other party for purposes of complying with this Section.

     20. Nature of Relationship. It is understood and agreed that each party to the other is an independent contractor and not an agent or employee of the other. Nothing in this Agreement is intended to create any kind of agency, partnership, joint venture or similar type of relationship between the parties. Neither party will have any power or authority to make any representation, warranty or agreement or incur any liability or indebtedness for or on behalf of the other. Neither party may bind the other in any way whatsoever and neither party shall attempt to do so or so hold itself out. Each party acknowledges its separate responsibility for the payment or provision for payment of all taxes relating to the ownership of its assets and the operation of its business, including, without limitation, federal withholding taxes, social security taxes, workers’ compensation taxes and unemployment compensation taxes with respect to its employees, and agrees to indemnify and to hold the other harmless from any claim or liability therefor. Each party will be solely responsible for all of its expenses.
     21. Force Majeure. Neither party shall be liable nor deemed to be in breach of this Agreement by reason of any delay or omission due to any cause beyond the reasonable control of such party, including, fire, flood, landslide, lightning, earthquake, storm, washout, labor or transportation strike, act of sabotage, riot, fuel allocation restrictions, precedent or priority granted at the request or for the benefit of any federal, state or local government, war, blockades, epidemics, explosions, failure of transportation sources, or failure of product supply market (except as provided in Section 12 above); provided, however, that prompt written notice of the delay and its cause be given to the other party and prompt resumption of this Agreement shall occur at the conclusion of the force majeure.
     22. Waiver. Compliance with the provisions of this Agreement may be waived only by a written instrument specifically referring to this Agreement, executed by the party waiving compliance. The failure of either party to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of any provision or the right of either party to enforce each and every provision of this Agreement.
     23. Notices. All notices pursuant to this Agreement shall be in writing, unless specified otherwise, and delivered as follows:

Supplier:	Simons Petroleum, Inc.
1120 NW 63rd, Suite 300
Oklahoma City, Oklahoma 73116
Attn: Roger Simons, President

With a copy to:	McAfee & Taft
211 N. Robinson, Suite 1000
Oklahoma City, Oklahoma 73102
Attn: W. Chris Coleman

Retailer:	TA Operating Corporation
24601 Center Ridge Road, Suite 200
Westlake, Ohio 44145
Attn: Timothy L. Doane, President

With a copy to:	TA Operating Corporation
24601 Center Ridge Road, Suite 200
Westlake, Ohio 44145
Attn: General Counsel
Notice by mail shall be sent by certified or registered mail or a national overnight delivery service and shall be deemed to have been given three (3) business days and one (1) business day, respectively, after the day of registration or documented acceptance by the national overnight delivery service, as the case may be.
     24. Entire Agreement; Amendments. This Agreement and the Appendix hereto constitute the entire, full and complete agreement between the parties and supersedes the Existing Agreement as of the Effective Date and all other agreements, oral or written, between them relating to the subject matter of this Agreement. No amendment, change or variance from this Agreement shall be binding on either party unless mutually agreed to in writing by the parties. Until the Effective Date of this Agreement, the terms and provisions of the Existing Agreement shall continue; provided, however, without admitting any liability or obligation previously asserted by either Retailer or Supplier and denied by the other, each of Supplier and Retailer releases the other party and waives any claims it may have for breach of contract, default under or the right to terminate the Existing Agreement, except as to payments and settlements for fuel supplied, sales reconciliation and other operating matters occurring in the ordinary course of business under the Existing Agreement.
     25. Severability. Each section, term, and provision of this Agreement shall be considered severable; and if, for any reason, any such section, term or provision is determined to be invalid by a court or agency having valid jurisdiction hereof, such shall not impair the operation or affect such other sections, terms and provisions of this Agreement, and they will continue to be in full force and effect and continue to bind the parties.
     26. Mediation, and Arbitration.
          (a) If a dispute arises out of or relates to this Agreement or the breach thereof, and if the dispute cannot be settled through direct discussions, which the parties will make every effort to do, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation in the city of Chicago, Illinois under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration. The mediation process shall begin by either party notifying the other in writing of its desire to invoke this Section and the nature of the dispute. Thereafter any unresolved controversy or claim arising out of the Agreement or breach thereof shall be settled by binding arbitration in the city of Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators shall be entered in any federal court of the United State or any court having jurisdiction thereof.
          (b) If mediation or arbitration occurs, the parties shall bear their own costs and expenses and an equal share of the mediators, arbitrators and administrative fees.
          (c) The mediators or arbitrators shall have no authority to award punitive damages or other damages not measured by the prevailing parties’ actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.
     27. Applicable Law. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. The Federal Arbitration Act 9 USC §1 et. seq. shall govern the interpretation, enforcement and proceedings pursuant to Section 26 above. The mediators and/or arbitrators shall determine the rights and obligations of the parties under this Agreement according to the Agreement and the laws of the State of Oklahoma (excluding the conflict of laws principles thereof).
     28. Section Reference. Reference to Sections and subsections are to Sections and subsections of this Agreement unless otherwise specifically stated.
     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement by their duly authorized officers as of the date first above written.

Attest:	SIMONS PETROLEUM, INC.

/s/ Brad Simons, President of Pathway	By	/s/ Roger Simons

	Title:	President and CEO

Attest:	TA OPERATING CORPORATION

/s/ Michael H. Hideliter,	By	/s/ James W. George

V.P of Sales and Marketing

	Title:	Executive Vice President,

CFO and Secretary